Exhibit 99.1

WidePoint Increases Fiscal Year 2020 EBITDA Guidance by 50%

Company Increases Fiscal 2020 EBITDA Guidance to Between $4.7 Million to $4.9 Million, Representing a 50% Increase from Previously Issued Guidance and a 69% Improvement over Fiscal 2019

Fairfax, VA – October 26, 2020 – WidePoint Corporation (NYSE American: WYY), the leading provider of Trusted Mobility Management (TM2) specializing in Telecommunications Lifecycle Management, Identity Management and Digital Billing & Analytics solutions, has updated its financial outlook for the fiscal year ending December 31, 2020.

On June 18, 2020, WidePoint issued revenue guidance of $185 million to $195 million and EBITDA guidance of $3.0 million to $3.4 million for fiscal 2020. Today, the Company has increased its EBITDA guidance and reiterated its revenue expectations for fiscal 2020. The Company now expects EBITDA to range between $4.7 million and $4.9 million, which, at the midpoint of the guidance range, is 50% above the Company’s previously issued guidance and represents a 69% year-over-year increase compared to fiscal 2019. The company is also providing fiscal 2020 adjusted EBITDA guidance, which excludes stock-based compensation expense, of $5.5 million to $5.7 million, which, at the midpoint of the guidance range, represents a 57% year-over-year increase compared to fiscal 2019.

“Throughout the year, we’ve added higher margin business and improved our operational efficiency, both of which are driving a more profitable year than we originally anticipated,” said WidePoint’s CEO, Jin Kang. “By nearly every metric, fiscal 2020 will be a record year for WidePoint. We look forward to leveraging the momentum of this year to build a stronger organization that will continue to prosper for many years to come.”

About WidePoint
WidePoint Corporation (NYSE American: WYY) is a leading provider of trusted mobility management (TM2) solutions, including telecom management, mobile management, identity management, and digital billing and analytics. For more information, visit widepoint.com.

Investor Relations:
Gateway Investor Relations
Matt Glover or Charlie Schumacher
949-574-3860
WYY@gatewayir.com